EXHIBIT 99.1
  Simrad Yachting Acquires Approximately 80% of Lowrance’s Shares Pursuant to the Tender Offer
•	Subsequent Offering Period Will be Provided Until 12:00 Midnight, New York City time on Friday, March 3, 2006 (Unless Extended)
     March 1, 2006—Simrad Yachting AS and Lowrance Electronics, Inc. (Nasdaq: LEIX) announced today that Simrad Yachting’s wholly owned subsidiary, Navico Acquisition Corp., purchased all of the shares tendered and not withdrawn pursuant to its tender offer for all of the outstanding shares of Lowrance common stock at $37.00 per share, net to the seller in cash without interest.
     The tender offer and withdrawal rights expired at 12:00 Midnight, New York City time on Tuesday, February 28, 2006. According to the depositary for the offer, a total of 4,105,658 shares of common stock of Lowrance had been tendered and not withdrawn prior to this expiration, including 286,150 shares subject to guaranteed delivery. Shareholders who validly tendered prior to the expiration of the offer and whose shares were not properly withdrawn will promptly receive the offer price of $37.00 per share, net to the seller in cash without interest. As a result of these purchases in the tender offer, Simrad Yachting, through Navico, now owns approximately 80% of the outstanding shares of Lowrance common stock.
     Simrad Yachting also announced that Navico will provide a subsequent offering period which will expire at 12:00 Midnight, New York City time on Friday, March 3, 2006, unless extended. During this subsequent offering period, holders of shares of Lowrance common stock who did not previously tender their shares into the offer may do so and Navico will promptly purchase any shares so tendered at $37.00 per share, net to the seller in cash without interest. No shares tendered in the tender offer may be withdrawn during the subsequent offering period.
     After expiration of the subsequent offering period, Navico will acquire all of the remaining outstanding shares of Lowrance common stock by means of a merger under Delaware law. In this merger, Navico will merge with and into Lowrance and Lowrance will become a wholly owned subsidiary of Simrad Yachting. Each share of Lowrance’s outstanding common stock will be cancelled and (except for shares held by Simrad Yachting, Navico or shareholders properly exercising dissenters’ rights) will be converted into the right to receive $37.00 per share, net to the seller in cash without interest. Lowrance’s common stock will cease to be quoted for trading on the Nasdaq National Market.
     If Simrad Yachting, through Navico, owns at least 90% of the outstanding shares of Lowrance common stock after the subsequent offering period, the merger will be implemented on an expedited basis pursuant to the short-form merger procedure available under Delaware law.

     Simrad Yachting has engaged Mellon Investor Services LLC as depositary in connection with the tender offer. Questions and requests for documentation in connection with the tender offer may be directed to Morrow & Co., Inc., the information agent for the tender offer, at (800) 607-0088.
     Lowrance is one of the world’s largest providers of marine electronics to leisure boats and has a particularly strong presence in the fish finders and GPS navigation systems segments of the market. In addition to marine electronic products, Lowrance has produced for over 10 years hand held GPS mapping products for campers and hikers as well as GPS navigation systems for the automotive and aviation markets.
     Simrad Yachting is a leading provider of marine electronics to high-end leisure boats and smaller commercial vessels.
For further information, please contact:
Mr. Darrell Lowrance, Chairman and CEO, Lowrance Electronics, Inc., (918) 438-8702
Mr. Hugo Maurstad, Chairman of the Board, Simrad Yachting AS, telephone 011 47 901 04308
Notice to Lowrance stockholders:
This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials), as amended, filed by Simrad Yachting and Navico with the SEC. In addition, Lowrance filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the SEC with respect to the tender offer. The Tender Offer Statement (and related materials), as amended, and the Solicitation/Recommendation Statement, as amended, contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained for free upon request to Morrow & Co., Inc., the information agent for the tender offer, at 470 West Avenue, Stamford, CT 06902, by calling toll free at 800-607-0088. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site http://www.sec.gov.